Exhibit 99.1

News Release	Contact:	Mark Hauptman Vice President and CFO UICI 9151 Grapevine Highway North Richland Hills, Texas 76180 Phone: (817) 255-5200

(For Immediate Release)

UICI ANNOUNCES 2003 FULL YEAR AND FOURTH QUARTER 2003 RESULTS OF OPERATIONS

     NORTH RICHLAND HILLS, TX, February 11, 2004—UICI (the “Company” NYSE: UCI) today reported full year 2003 revenues and income from continuing operations of $1.8 billion and $87.3 million ($1.82 per diluted share), respectively, compared to full year 2002 revenues and income from continuing operations of $1.4 billion and $51.1 million ($1.05 per diluted share), respectively. Reflecting losses from discontinued operations, the Company reported overall full year 2003 net income in the amount of $14.3 million ($0.30 per diluted share), compared to net income of $46.9 million ($0.96 per diluted share) in 2002.

     The Company’s full year 2003 results from continuing operations benefited from a 29.6% year-over-year increase in pre-tax (operating) segment income at its Self Employed Agency Division (from $84.2 million in 2002 to $109.1 million in 2003) and a pre-tax gain in the amount of $40.4 million ($26.2 million or $0.55 per diluted share, net of tax) recognized in the fourth quarter of 2003 associated with the sale of substantially all of the Company’s stake in AMLI Residential Properties Trust. These favorable factors were offset by operating losses in 2003 at the Company’s Group Insurance and Life Insurance operations.

     The Company reported fourth quarter 2003 revenues and income from continuing operations in the amount of $517.7 million and $40.0 million ($0.83 per diluted share), respectively, compared to fourth quarter 2002 revenues and income from continuing operations of $403.8 million and $19.0 million ($0.39 per diluted share), respectively. In the 2003 fourth quarter, results from continuing operations reflected the benefit of the previously referenced realized gain associated with the sale of substantially all of the Company’s stake in AMLI Residential Properties Trust and a 10.2% period-over-period increase in operating income at the Company’s Self-Employed Agency Division. This realized gain and increase in operating income at the Self Employed Agency Division were offset by fourth quarter 2003 operating losses at the Company’s Group Insurance operations.

     Results at the Self Employed Agency Division in the three months ended December 31, 2003 included a $(17.5) million charge associated with the reassessment of loss reserves established for certain pending litigation. The Company continues to actively engage in discussions with respect to possible settlement of a significant portion of its pending association group litigation.

     The gain associated with the sale of substantially all of the Company’s stake in AMLI Residential Properties Trust did not result in an increase in stockholders’ equity, because the Company had classified the securities as “available for sale” and had previously recorded unrealized gains in a corresponding amount (which had been reflected as an increase in stockholders’ equity).

     In the three and twelve months ended December 31, 2003, the Company recorded a loss from discontinued operations in the amount of $(274,000) and $(73.0) million, net of tax ($(0.00) per diluted share and $(1.52) per diluted share), respectively. Substantially all of the fourth quarter and full year 2003 losses from discontinued operations were attributable to a pre-tax loss recorded in connection with the November 18, 2003 disposal of the Company’s former Academic Management Services Corp. (“AMS”) subsidiary. The Company classified AMS as a discontinued operation for financial reporting purposes at the end of the 2003 third quarter.

Comparative Summary Results of Operations and Balance Sheet Information

     Set forth in the tables below are comparative summary results of operations for three and twelve-month periods ended December 31, 2003 and 2002, and selected balance sheet data as of December 31, 2003 and 2002, respectively. The following information is preliminary and unaudited and is subject to change until audited results are publicly distributed. The Company currently expects to file its audited consolidated financial statements with the Securities and Exchange Commission as part of its Annual Report on Form 10-K in a timely fashion on or before March 15, 2004 as required.

	Three Months ended		Twelve Months ended
Income Statement Data:	December 31,		December 31,

	2003	2002	2003	2002

	(In thousands, except per share amounts)
Revenues	$517,707	$403,801	$1,813,205	$1,375,705
Operating income from continuing operations before income taxes	$59,731	$29,733	$131,916	$76,759
Income from continuing operations	$40,015	$18,993	$87,324	$51,054
Income (loss) from discontinued operations	(274)	(1,017)	(72,990)	953

Income before cumulative effect of accounting change	39,741	17,976	14,334	52,007
Cumulative effect of accounting change	—	—	—	(5,144)

Net income	$39,741	$17,976	$14,334	$46,863

Per Diluted Share:
Income from continuing operations	$0.83	$0.39	$1.82	$1.05
Income (loss) from discontinued operations	(0.00)	(0.02)	(1.52)	0.02

Income before cumulative effect of accounting change	0.83	0.37	0.30	1.07
Cumulative effect of accounting change	—	—	—	(0.11)

Net income	$0.83	$0.37	$0.30	$0.96

Average shares outstanding (in thousands)	48,359	49,056	47,935	48,857

Balance Sheet Data:	December 31, 2003	December 31, 2002

	(In thousands, except per share amounts)
Stockholders’ equity	$587,568	$585,050
Book value per share	$12.68	$12.68

Business Segment Results

     The table below sets forth, by business segment, income (loss) before taxes (which is hereinafter referred to as “operating income (loss)”) for the three and twelve months ended December 31, 2003 and 2002.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

		(In thousands)
Income (loss) from continuing operations before federal income taxes: (1) Insurance:
Self Employed Agency Division	$28,260	$25,648	$109,079	$84,195
Group Insurance Division	(3,904)	5,067	(7,873)	13,155
Life Insurance Division	846	1,422	(2,350)	8,097
Other Insurance (2)	(615)	—	(705)	—

Total Insurance	24,587	32,137	98,151	105,447
Other (3):	—	(743)	(2,211)	(9,638)
Other Key Factors: (4) Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	36,348	393	35,517	(2,738)
Variable stock-based compensation benefit (expense)	(1,204)	(2,054)	459	(16,312)

Total Other Key Factors	35,144	(1,661)	35,976	(19,050)

Income from continuing operations before federal income taxes	$59,731	$29,733	$131,916	$76,759

(1) Effective January 1, 2003, the Company began to allocate to the Company’s operating business segments certain general expenses relating to corporate operations (consisting primarily of technology related expenses and expenses associated with the operations of the Company’s insurance company subsidiaries), which expenses had been formerly reflected in the Other Key Factors segment. All business segment results for all periods presented have been restated to reflect such allocation. The Company believes that this allocation of certain general expenses relating to corporate operations results in a more accurate portrayal of the financial results of its insurance operations.

(2) Reflects results of a subsidiary (ZON Re USA LLC) established in the third quarter of 2003 to underwrite, administer and issue accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis.

(3) Reflects the Company’s share of losses associated with its former investment in Healthaxis, Inc., which the Company disposed of in the third quarter of 2003.

(4) The Other Key Factors segment includes investment income not allocated to the other business segments, realized gains or losses on sale of investments, certain other general expenses related to corporate operations, minority interest, interest expense on corporate debt and variable stock-based compensation benefit (expense).

     UICI’s results of operations for the three and twelve months ended December 31, 2003 were particularly impacted by the following factors:

Self Employed Agency Division

     The Company’s full year 2003 results from continuing operations were favorably impacted by a 29.6% year-over-year increase in operating income at its Self Employed Agency (“SEA”) Division (to $109.1 million in 2003 from $84.2 million in 2002). Earned premium revenue at the SEA Division increased to $1.21 billion in 2003 from $931.0 million in 2002 and to $319.5 million in the fourth quarter of 2003 from $266.7 million in the fourth quarter of 2002. The increase in earned premium revenue in 2003 was primarily attributable to earned revenues associated with renewals of business originally written in 2001 and 2002. Submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with new health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased in 2003 to $895.2 million from $929.3 million in 2002. Submitted annualized premium volume decreased to $203.7 million in the fourth quarter of 2003 from $220.9 million in the corresponding period of the prior year.

     In the three month period ended December 31, 2003, SEA Division operating income increased by 10.2%, to $28.3 million from $25.6 million in the corresponding 2002 period. Operating income at the SEA Division in the three month period ended December 31, 2003, was positively impacted by a 19.8% increase in earned premium revenue and reduced commission, marketing and administrative expenses (as a percentage of earned premium). These factors favorably affecting operating income at the SEA Division in the fourth quarter of 2003 were offset by a $(17.5) million charge associated with a reassessment of loss reserves established for certain pending litigation. The Company continues to actively engage in discussions with respect to possible settlement of a significant portion of its pending association group litigation.

     Operating income at the SEA Division as a percentage of earned premium revenue in the three and twelve months ended December 31, 2003 was 8.8% and 9.0%, respectively, compared to 9.6% and 9.0% in the corresponding periods of the prior year. The decrease in operating margin in the three month period ended December 31, 2003 as compared to the corresponding period of 2002 was attributable primarily to the effects of the previously described charge associated with a reassessment of loss reserves established for certain pending litigation, which was offset by a decrease in commission, marketing and administrative expenses as a percentage of earned premium revenue.

Group Insurance Division

     The Company’s Group Insurance Division (consisting of the Company’s Student Insurance and Star HRG business units) reported operating losses of $(3.9) million and $(7.9) million in the three and twelve months ended December 31, 2003, respectively, compared to operating income in the amount of $5.1 million and $13.2 million, respectively, in the corresponding periods of 2002.

     Operating losses for the full year 2003 were primarily attributable to operating losses at the Company’s Student Insurance Division and, to a lesser extent, to disappointing results at the Star HRG unit. In the third quarter of 2003 the Company recorded a $13.1 million ($8.5 million net of tax, or ($0.18) per diluted share) charge, substantially all of which was attributable to unfavorable claims experience at the Company’s Student Insurance Division. Because Student Insurance policies are issued on a single school year basis and the 2003-2004 school year commenced in August 2003, the Student Insurance Division will be limited in its ability to reprice its overall book of business until August 2004. Fourth quarter 2003 results at the Group Insurance Division were also negatively impacted by continued unfavorable claims experience at the Company’s Star HRG Division.

Life Insurance Division

     For the three and twelve months ended December 31, 2003, the Company’s Life Insurance Division reported operating income of $846,000 and an operating loss of $(2.4) million, respectively, compared to operating income of $1.4 million and $8.1 million in the corresponding 2002 periods. The operating losses in the twelve months ended December 31, 2003 were primarily attributable to a reserve increase associated with the Company’s former workers compensation business, a previously announced charge associated with the final resolution of litigation arising out of the close down in 2001 of the Company’s former workers compensation business, costs associated with the closedown of the Company’s College Fund Life Division operations, and a decrease in investment income allocated to the segment.

Other Insurance

     In the third quarter of 2003 the Company established a subsidiary (ZON Re USA, LLC) to underwrite, administer and issue accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. To date, results of the start up operation have not been material to the consolidated results of operations of the Company.

Other Key Factors

     In the three and twelve months ended December 31, 2003, the Company’s Other Key Factors segment reported operating income of $35.1 million and $36.0 million, respectively, compared to operating losses of $(1.7) million and $(19.1) million, respectively, in the corresponding periods of 2002. The increase in income in the Other Key Factors category in the three and twelve months ended December 31, 2003 as compared to 2002 was primarily attributable to a pre-tax gain realized in the fourth quarter of 2003 in the amount of $40.4 million ($26.2 million or $0.55 per diluted share, net of tax) associated with the sale of substantially all of the Company’s stake in AMLI Residential Properties Trust and a significant decrease in variable stock based compensation expense. These favorable factors were offset by a decrease in investment income attributable to equity determined after allocation to operating segment portfolios. The continued low prevailing interest rate environment in 2003 negatively affected investment income. Investment income after allocation to the operating segments decreased by $1.1 million in the fourth quarter of 2003 and by $5.3 million in the twelve months ended December 31, 2003, in each case as compared to such income in the corresponding 2002 periods.

     In the three months ended December 31, 2003 and 2002, the Company incurred variable stock based compensation expense in the amount of $(1.2) million and $(2.1) million, respectively. In the full year ended December 31, 2003, the Company recorded a benefit associated with variable stock based compensation in the amount of $459,000, compared to an expense in the amount of $(16.3) million recorded in the prior year. In connection with the Company’s stock accumulation plans established for the benefit of the independent insurance agents and independent sales representatives associated with UGA — Association Field Services, New United Agency and Cornerstone America, the Company has recognized and will continue to recognize non-cash variable stock-based compensation benefit (expense) in amounts that depend and fluctuate based upon the market performance of the Company’s common stock.

Discontinued Operations

     The Company has classified as discontinued operations the results of its former sub-prime credit card unit, its Special Risk Division, its Senior Market Division and its Academic Management Services Corp. subsidiary. For the three and twelve months ended December 31, 2003, the Company’s results from discontinued operations reflected a loss in the amount of $(274,000) and $(73.0) million, net of tax ($(0.00) per diluted share and $(1.52) per diluted share), respectively. For the three and twelve months ended December 31, 2002, the Company’s results from discontinued operations reflected income (loss) in the amount of $(1.0) million and $953,000 (net of tax) ($(0.02) per diluted share and $0.02 per diluted share), respectively.

     On November 18, 2003, the Company completed the previously announced sale of its Academic Management Services Corp. unit. The sale of AMS generated net cash proceeds to UICI of approximately $27.8 million. At closing, UICI also received uninsured student loan assets formerly held by AMS’ special purpose financing subsidiaries with a face amount of approximately $44.3 million (including accrued interest). In anticipation of the sale of AMS, in the third quarter of 2003 the Company wrote down the carrying value of these loans to fair value, which was significantly less than the face amount of the loans. As part of the transaction, the purchaser agreed to assume responsibility for liquidating and terminating the remaining special purpose financing facilities through which AMS previously securitized student loans.

     The Company classified AMS as a discontinued operation for financial reporting purposes at the end of the third quarter of 2003. The Company’s recorded results in the twelve months ended December 31, 2003, included a pre-tax loss at AMS in the amount of $(76.0) million ($(64.2) million net of tax, or $(1.33) per diluted share).

Reconfirmation of Stock Repurchase Program

     Separately, at its regular meeting held on February 11, 2004, the Board of Directors of the Company reconfirmed the Company’s 1998 share repurchase program, in which it initially authorized the repurchase of up to 4,500,000 shares of UICI common stock from time to time in open market or private transactions. Through February 11, 2004, the Company had repurchased an aggregate of 3,527,600 shares pursuant to the program and has remaining authority pursuant to the program to repurchase an additional 972,400 shares. The timing and extent of additional repurchases, if any, will depend on market conditions and the Company’s evaluation of its financial resources at the time of purchase.

CORPORATE PROFILE:

     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Group Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve and markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. In 2002, UICI was added to the Standard & Poor’s Small Cap 600 Index. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

     Certain statements set forth herein or incorporated by reference herein from the Company’s filings that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the Company’s ability to maintain adequate liquidity to satisfy its obligations; changes in general economic conditions, including the performance of financial markets, and interest rates; competitive, regulatory or tax changes that affect the cost of or demand for the Company’s products; health care reform; the ability to predict and effectively manage claims related to health care costs; and reliance on key management and adequacy of claim liabilities.

     The Company’s future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company’s ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company’s ability to predict and control health care costs and claims, as well as the Company’s financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company’s ability to negotiate favorable rates. In addition, the Company faces competitive and regulatory pressure to contain premium prices. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company’s ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company’s financial condition or results of operations.

     The Company’s insurance subsidiaries are subject to extensive regulation in their states of domicile and the other states in which they do business under statutes that typically delegate broad regulatory, supervisory and administrative powers to state insurance departments and agencies. State insurance departments have also periodically conducted and continue to conduct financial and market conduct examinations and other inquiries of UICI’s insurance subsidiaries. State insurance regulatory agencies have authority to levy monetary fines and penalties resulting from findings made during the course of such examinations and inquiries. Historically, the Company’s insurance subsidiaries have from time to time been subject to such regulatory fines and penalties. While none of such fines or penalties individually or in the aggregate have to date had a material adverse effect on the results of operations or financial condition of the Company, the Company could be adversely affected by increases in regulatory fines or penalties and/or changes in the scope, nature and/or intensity of regulatory scrutiny and review.

     The Company provides health insurance products to consumers in the self-employed market in 44 states. A substantial portion of such products is issued to members of various independent membership associations that act as the master policyholder for such products. The two principal membership associations in the self-employed market for which the Company underwrites insurance are the National Association for the Self-Employed (“NASE”) and the Alliance for Affordable Services (“AAS”). The associations provide their membership with a number of benefits and products, including health insurance underwritten by the Company. Subject to applicable state law, individuals generally may not obtain insurance under an association’s master policy unless they are also members of the associations. UGA agents and Cornerstone agents also act as field service representatives on behalf of the associations, in which capacity the agents act as enrollers of new members for the associations and provide field support services, for which the agents receive compensation. Specialized Association Services, Inc. (a company controlled by the adult children of the Chairman of the Company) provides administrative and benefit procurement services to the associations, and a subsidiary of the Company sells new membership sales leads to the enrollers and video and print services to the associations and to Specialized Association Services, Inc. In addition to health insurance premiums derived from the sale of health insurance, the Company receives fee income from the associations, including fees associated with the enrollment of new members, fees for association membership marketing and administrative services and fees for certain association member benefits. The agreements with these associations requiring the associations to continue as the master policyholder for the Company’s insurance products and to make the Company’s insurance products available to their respective members are terminable by the Company and the associations upon not less than one year’s advance notice to the other party.

     In December 2002, the National Association of Insurance Commissioners (NAIC) convened a special task force to review association group coverage, and the Company is aware that selected states are reviewing the laws and regulations under which association group policies are issued. The Company has also been named a party to several lawsuits challenging the nature of the relationship between the Company’s insurance companies and the associations that have endorsed the insurance companies’ health insurance products. While the Company believes it is providing association group coverage in full compliance with applicable law, changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis) could have a material adverse impact on the financial condition, results of operations and/or business of the Company.

UICI press releases and other company information are available at UICI’s website located at www.uici.net.